EXHIBIT 99.1

PRESS RELEASE

CONTACT:	Rick J. Tremblay
Chief Financial Officer
913.451.8050
	ricktremblay@goldbanc.com	www.goldbanc.com

For Immediate Release

Gold Banc Reports Net Earnings of $5.0 Million Compared With Year-Ago $1.8 Million Loss,
Announces $20.0 Million Additional Stock Repurchase Authorization

Leawood, Kansas (October 20, 2005) – Gold Banc Corporation, Inc. (Nasdaq: GLDB), today announced earnings for the quarter ended September 30, 2005 of $5.0 million or $0.13 per share. This is an increase of $6.8 million over the third quarter 2004 net loss of $1.8 million or $0.05 per share. Year to date earnings were $38.4 million or $1.00 per share compared to $11.8 million or $0.29 per share in the prior year. Additionally, the board of directors authorized an expenditure of up to $20.0 million for the repurchase of common stock, which is supplemental to the $32.0 million of stock previously repurchased this year.

“The third-quarter’s underlying performance was achieved despite the recently announced settlement with the IRS which was mitigated by associated recoveries from other parties,” explained Chief Executive Officer Mick Aslin. “For instance, net loans and deposits, excluding branch sales, were up 2.8% and 3.7%, respectively, for the quarter, and were up 11.4% and 8.4% year to date, respectively. The net interest margin improved slightly, and our efficiency ratio has improved dramatically. Even so, our core earnings per share fell $0.03 short of our target, primarily because of higher provision for loan losses, lower-than-expected contribution from Gold Capital Management and lower-than-projected net interest income due to nearly half of the new loan volume coming the last ten days of the quarter.”

Turning to the fourth-quarter outlook, Aslin anticipated core earnings per share should approximate $0.24 – $0.25 ($0.27 – $0.28 GAAP earnings including the settlement payment received in fourth quarter discussed below), with continued loan and deposit growth anticipated, as well as slight margin expansion if the Federal Reserve increases rates on November 1.

“Most important,” Aslin emphasized, “we remain confident about the validity of our strategy of focusing on our large metro markets, which rank among the highest-growth Metropolitan Statistical Areas in the country. To capitalize on this enviable market positioning, over the next three years we anticipate opening up to 12 new offices in our Florida and Midwest markets.”

Aslin also reported that Gold Banc is implementing several initiatives aimed at contributing to consistent earnings growth. “The steps we are taking include a personal banking emphasis on new checking accounts and attractive CD rates with other features that are being well-received by customers; new leadership in Business Banking and Residential Real Estate Lending, which is focused on more targeted marketing campaigns, and a renewed emphasis on Asset Management, Trust Services and Private Banking, all areas with significant growth potential.”

Although significantly improved over last year’s third quarter, the results for this year’s third quarter include a $3.5 million settlement agreement with the IRS, announced earlier this week. The Gold Bank Kansas (the “Bank”) subsidiary entered into three settlement agreements with the IRS arising from the Bank’s purchase of $14.2 million in multifamily housing revenue bonds (the “Series C Bonds”) in 2001 and 2002. The Bank made a one-time $3.5 million cash payment in full settlement of all claims made by the IRS. The payment is reflected as income tax expense in the quarterly financial statements. The Bank didn’t admit any liability or wrongdoing in connection with the settlement. Further detail on the settlement can be obtained in the related news release and Form 8-K, both dated October 17, 2005.

The Bank made a claim against the trustee of the Oklahoma Series C Bonds. The trustee denied any wrongdoing in connection with the Oklahoma Series C bonds. On September 29, 2005, the Bank entered into a Settlement Agreement and Release with the trustee, pursuant to which the trustee made a cash payment of $1.4 million to the Bank and the Bank released the trustee from liability in connection with the claims described above. This payment was received prior to the close of the quarter ended September 30, 2005 and was recorded as a reduction of the remaining principal of the Series C Bonds in the amount of $0.8 million and a settlement gain in the amount of $0.6 million.

“The resulting net impact of these settlements per outstanding share totaled approximately $0.08 in third quarter 2005. As indicated in the October 17, 2005 press release, a $1.75 million additional recovery has been received and will be recorded as income in fourth quarter 2005 in the amount of approximately $0.03 per share net of tax. When all was said and done, these investments generated a net positive return of approximately 5% based on currently known facts,” commented Aslin.

The following chart provides a reconciliation of GAAP net earnings to core earnings excluding unusual, non-recurring items in the results for the three months ended September 30, 2005 and 2004:

	3 Months Ended 9/30/05 (amounts in millions)	3 Months Ended 9/30/05 (earnings per share)	3 Months Ended 9/30/04 (amounts in millions)	3 Months Ended 9/30/04 (earnings per share)
GAAP net earnings:	$5.0	$0.13	$(1.8)	$(0.05)
Gain on branch sales:	—	—	—	—
Bond impairment:	—	—	10.8	0.28
Qui tam settlement:	—	—	2.5	0.06
Bond trustee settlement:	(0.6)	(0.02)	—	—
IRS settlement:	3.5	0.09	—	—
Tax impact of adjustments:	0.2	0.01	(3.8)	(0.09)

Core earnings:	$8.1	$0.21	$7.7	$0.20

GAAP earnings ratios
Return on average assets (annualized):	0.49%		-0.17%
Return on average equity (annualized):	7.10%		-2.70%

Core earnings ratios
Return on average assets (annualized):	0.79%		0.73%
Return on average equity (annualized):	11.46%		11.28%

GAAP net earnings for the three months ended September 30, 2005 were $5.0 million compared to a loss of $1.8 million for the prior year. After adjusting for unusual, non-recurring items, core earnings for the three months ended September 30, 2005 were $8.1 million compared to $7.7 million for the prior year. As with the nine-month period, the provision for loan losses was higher in 2005 than in 2004 due to loan growth as well as reclassification of credits as a result of the ongoing internal loan review process. Net interest income improved slightly due to growth in the spread between interest income on loans and investments and interest expense on deposits and borrowings over the same period last year. GAAP net earnings for the nine months ended September 30, 2005 were $38.4 million compared to $11.8 million for the prior year. After adjusting for unusual, non-recurring items, core earnings for the nine months ended September 30, 2005 were $24.2 million compared to $21.9 million for the prior year. The improvement was driven primarily by stronger net interest income offset partially by the provision for loan losses, which was $2.6 million higher in 2005 than in 2004.

Net Interest Income

For third quarter 2005, net interest income after provision for loan loss was $27.5 million, compared to $28.5 million for third quarter 2004 and $27.2 million for second quarter 2005. The decrease over the prior year is attributed to branch sales as well as the following other factors. Interest income on loans increased $9.9 million due primarily to rate increases with a lesser portion of the increase attributable to loan growth. Interest income on investments decreased $2.1 million due to declining principal balances from sales and maturities. Interest expense on deposits increased $5.3 million almost exclusively due to rate increases from recent market conditions as well as a concerted effort to grow core deposits and position ourselves competitively. Interest expense on borrowings grew $2.0 million due again to rate increases with some volume improvement as we have shifted away from borrowings in favor of deposits. The provision for loan losses was up $1.6 million this quarter over the same quarter last year due to significant loan growth as well as changes in classifications of loans as we continue to review our portfolio. Changes in net interest income after provision for loan loss from the second quarter of 2005 are primarily due to a lower provision for loan losses, offset by decreased earning assets resulting from branch sales, reduced interest income on investments as the portfolio has diminished, and increased rates on deposits and borrowings. The tax equivalent net interest margin for third quarter 2005 increased to 3.10% from 2.99% for third quarter 2004 and from 3.07% for second quarter 2005.

Non-Interest Income

Non-interest income totaled $6.8 million in third quarter 2005 compared to a net expense of $4.5 million for third quarter 2004. The expense in 2004 was caused by an impairment charge taken on the Series C bonds of $10.8 million. Service fees are also down from a year ago due to branch sales as well as restructuring of insufficient funds and account analysis charges. This restructuring has negatively impacted fees for the year. The fee policy was adjusted during the third quarter, which resulted in higher service fees late in the quarter, but there was still a decline for the quarter. Investment trading fees and commissions are down from a year ago due to lower volume in our institutional fixed income brokerage business. Non-interest income is nearly flat from second quarter 2005 after adjusting for the gain on branch sales and loss on investment sales during second quarter.

2

Non-Interest Expense

Non-interest expense for third quarter 2005 was $21.3 million, compared to $26.9 million for third quarter 2004, which contained $2.5 million of expenses associated with the settlement of qui tam litigation. Salaries and employee benefits were down due to reductions in wages due to branch sales, declines in ESOP expense due to lower plan costs, and declines in stock compensation expense due to fewer restricted stock grants than in the prior year. The current quarter non-interest expense was decreased from the prior quarter due again to reduced wages from branch sales as well as the donation of $1.5 million made in the second quarter to the Gold Bank Foundation Fund.

Balance Sheet

As of September 30, 2005, Gold Banc total assets were $4.077 billion including $2.991 billion total loans net of allowance and $769.4 million investment securities, and total deposits were $3.022 billion. As of December 31, 2004, Gold Banc’s total assets were $4.330 billion, total loans net of allowance were $3.067 billion (including loans held for sale), total investment securities were $916.0 million, and total deposits were $3.137 billion (including deposits held for sale). Loans and deposits held for sale at December 31, 2004 were identified for the then-pending transaction to sell five Oklahoma branches, which closed on June 17, 2005.

Excluding branch sale activity, net loan growth continued with $83.7 million or 2.8% added in third quarter 2005. Along with the $224.7 million added in first and second quarters of 2005, net loans after branch sales have grown $308.4 million or 11.4% from $2.717 billion at December 31, 2004. Excluding branch sales, deposits grew $108.6 million or 3.7% during third quarter 2005 in addition to the aggregate growth of $126.6 million in the first and second quarters of 2005. For the year, deposits after branch sales have grown $235.2 million or 8.4%, despite a reduction in brokered certificates of deposit. Brokered certificates of deposit totaled $377.1 million as of September 30, 2005, a $159.5 million reduction from $536.6 million at the end of 2004 and a reduction of $29.7 million for the quarter. FHLB advances were $411.8 million at September 30, 2005, a $160.1 million reduction from $571.9 million at December 31, 2004, and a reduction of $75.1 million for the quarter. This combined reduction of $319.6 million in brokered deposits and FHLB borrowings reflects Gold Banc’s commitment to move away from wholesale funding and to build core deposits.

The $373.9 million available-for-sale securities portfolio is comprised of $218.5 million in obligations of US government-sponsored entities, $104.1 million of mortgage-backed securities, $41.4 million of stock and other investments, $9.2 million in municipal securities, and $0.7 million in US Treasury securities. The average maturity of non-equity securities is approximately 4.2 years, or 2.8 years excluding trust preferred securities. Held-to-maturity securities total $391.1 million, and are comprised of $252.3 million in obligations of US government-sponsored entities, $76.6 million of mortgage-backed securities, $44.5 million of trust-preferred securities, and $17.7 million of municipal securities. Held-to-maturity securities provide a degree of desirable insulation to our tangible equity level in a rising-interest-rate environment.

Credit Quality

Non-performing loans totaled $21.7 million or 0.72% of total loans at September 30, 2005, compared to $25.8 million or 0.88% of total loans at June 30, 2005 and compared to $15.7 million or 0.51% of total loans on December 31, 2004. Other real estate owned increased slightly by $0.3 million from December 31, 2004 to $4.0 million as of September 30, 2005. This is up from $3.8 million at June 30, 2005. Non-performing assets as a percentage of total assets decreased to 0.63% on September 30, 2005, from 0.72% on June 30, 2005, but were up from 0.45% on December 31, 2004. These changes are primarily due to changes in non-accrual loans. The provision for loan losses for the quarter was $2.1 million compared to $0.5 million in third quarter 2004. On a year to date basis, the provision for loan losses in 2005 was $7.4 million compared to $4.8 million in 2004. The 2005 increase is due primarily to $308.4 million in net loan growth this year, specific reserves for individual credits, and changes in classifications of loans to categories that merit greater allowances, reflecting our view of current economic trends and risk. The allowance for loan losses was $34.2 million on September 30, 2005 compared to $33.6 million on June 30, 2005, and is 1.13% of loans currently compared to 1.14% of loans at June 30, 2005. The allowance was $32.1 million or 1.03% of loans on December 31, 2004.

Capital

The capital levels of Gold Banc continue to be in excess of the well-capitalized levels established by regulatory agencies. At September 30, 2005, the company’s total capital ratio was 11.82%, its tier one ratio was 10.04% and, its leverage ratio was 8.43%. Capital ratios have grown from the previous year and the previous quarter due to the Oklahoma branch sale, offset somewhat by stock repurchases as discussed below. Book value per share was $7.11 and tangible book value was $6.22 on September 30, 2005, compared to $6.73 and $5.84, respectively, on December 31, 2004. Gold’s equity to asset ratio at the end of third quarter 2005 was 6.66%, increased from 6.24% at December 31, 2004. This ratio has improved since last year due to the completion of Gold’s sale of five Oklahoma branches.

3

Share Repurchase

On October 19, 2005, the board of directors authorized an additional expenditure of up to $20.0 million for the repurchase of its outstanding common stock from time to time during the next twelve months in open market purchases and private transactions subject to market conditions, and as permitted by securities laws and other legal requirements. On August 24, 2005, we completed the authorized repurchase of $32.0 million of outstanding common stock. The board of directors authorized an initial repurchase in the amount of $12.0 million on October 21, 2004 and an additional amount of $20.0 million on April 18, 2005. A total of 2,234,339 shares were repurchased between January 27, 2005 and August 24, 2005 at a total cost of $32.0 million. The average price paid per share was $14.32. During the quarter, 508,000 shares of stock were repurchased at a total cost of $7.7 million (average cost per share of $15.14).

Dividend

The Gold Banc board of directors declared a regular quarterly dividend of $0.05 per common share on October 19, 2005. The dividend will be payable November 09, 2005 to shareholders of record as of November 02, 2005. On April 18, 2005, the board increased the dividend from $0.03 per common share. Gold Banc has 38,205,194 shares outstanding as of September 30, 2005.

Organizational Improvement

In September, Gold Banc announced the consolidation of its operation departments into one Services Center in the Overland Park International Trade Center. This move increases efficiency by bringing together over 200 associates who have been located in four different facilities. Aslin commented, “This consolidation allows our support services to work together more efficiently as we strive to achieve maximum operating leverage and customer service. It also allows space for more customer contact personnel in many of our banking locations.”

Conference Call

A conference call has been scheduled for October 21, 2005 at 8:00 a.m. (CDT) to discuss earnings and results of operations for the third quarter and strategic direction and goals. A transcript of the call will be available at www.goldbanc.com on October 28, 2005.

To call in, please call:

(303) 262-2211
Toll Free: (800) 240-2430

The operator will ask which category each participant belongs in as follows:

1) Gold Banc Shareholders
2) Financial Analyst/Investment Managers
3) Associates
4) Media

About Gold Banc

Gold Banc is a $4.1 billion financial holding company headquartered in Leawood, Kansas, a part of the Kansas City metropolitan area. Gold Banc provides banking and asset management services in Florida, Kansas, Missouri and Oklahoma through 32 banking locations. Gold Banc is traded on the NASDAQ under the symbol GLDB.

4

Cautionary Statements Regarding Forward-Looking Information

The information included herein contains certain “forward-looking statements” with respect to the financial condition, results of operations, plans, objectives, future financial performance and business of our company and its subsidiaries, including, without limitation:

•	statements that are not historical in nature; and

•	statements preceded by, followed by or that include the words “believes,” “expects,” “may,” “will,” “should,” “could,” “anticipates,” “estimates,” “intends” or similar expressions.

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	We may experience potential reductions in deposits or loan demand;

•	Changes in interest margins on loans or deposits could adversely affect our profitability;

•	Changes in allowance for loan losses or increased loan defaults could adversely affect our earnings;

•	Changes in the interest rate environment could adversely affect loan demand, the cost of deposits, or the default rate on loans;

•	Competitive pressures from other financial services companies could adversely affect our business;

•	General economic conditions or conditions in real estate markets, either nationally or locally, could increase our exposure to loan losses;

•	Legislative or regulatory changes may adversely affect the business in which our company and its subsidiaries are engaged;

•	Adapting to technological changes may be more difficult or expensive than we anticipate;

•	Hedging activities may cause losses or be less effective than anticipated; and

•	Changes in securities markets may impact the value of our investments.

We have described under the caption “Factors That May Affect Future Results of Operations, Financial Condition or Business” in Exhibit 99.1 to the company’s annual report on Form 10-K/A for 2004 additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified under that caption could also have this effect. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on any forward-looking statement, which speaks only as of the date it was made. We will not confirm earnings guidance, update prior guidance or provide further guidance privately, but only via press release, in accordance with Regulation FD, or in a report filed under the Exchange Act.

5

GOLD BANC CORPORATION, INC.
Financial Results Summary as of September 30, 2005
(unaudited)

	Three months ended			Nine months ended
	September 30, 2005	September 30, 2004	Percent change	September 30, 2005	September 30, 2004	Percent change

Per share data
Diluted net income per share	$0.13	$-0.05	-364.8%	$1.00	$0.29	243.8%
Basic net income per share	0.13	-0.05	-368.4%	1.01	0.30	236.8%
Dividend declared per share	0.05	0.03	66.7%	0.15	0.09	66.7%
Book value per share	7.11	6.59	7.9%	7.11	6.59	7.9%
Tangible equity per share	6.22	5.67	9.6%	6.22	5.67	9.6%

Shares outstanding (in thousands):
Weighted average diluted(1)	37,737	39,318	-4.0%	38,503	39,111	-1.6%
End of period	38,205	40,184	-4.9%	38,205	40,184	-4.9%

(1) Dilution due to restricted stock and stock options

Income statement (in thousands)
Net interest income	$29,538	$28,930	2.1%	$91,112	$84,949	7.3%
Provision for loan losses	2,087	459	354.6%	7,373	4,770	54.6%

Service fees	3,057	3,582	-14.7%	9,473	12,031	-21.3%
Investment trading fees and commissions	288	691	-58.4%	1,332	2,326	-42.7%
Net gains on sale of mortgage loans	383	307	24.8%	970	1,113	-12.9%
Realized gains (losses) on sale of securities	(6)	(11,031)	99.9%	(2,070)	(10,894)	81.0%
Gain on sale of branch facilities	—	—	0.0%	34,420	20,574	67.3%
Gain on sale of credit card portfolio	—	—	0.0%	—	1,156	100.0%
Bank-owned life insurance	957	949	0.9%	2,834	2,907	-2.5%
Trust fees	1,199	1,125	6.5%	3,705	3,345	10.8%
Other	913	(86)	1162.0%	1,272	1,104	15.2%

Total other income	6,791	(4,463)	252.2%	51,936	33,662	54.3%

Salaries and employee benefits	10,752	12,427	-13.5%	36,627	39,019	-6.1%
Data Processing	1,518	1,943	-21.9%	5,082	5,958	-14.7%
Net Occupancy expense	2,368	1,842	28.5%	5,870	5,337	10.0%
Depreciation expense	1,958	1,759	11.3%	5,966	5,311	12.3%
Professional Services	1,308	1,291	1.3%	4,189	5,081	-17.5%
Expenses for the settlement of Qui Tam litigation, net	—	2,500	-100.0%	—	16,500	100.0%
Other	3,374	5,093	-33.7%	13,410	16,360	-18.0%

Total other expense	21,278	26,855	-20.8%	71,144	93,566	-24.0%

Pre-tax earnings	12,964	(2,847)	555.4%	64,531	20,275	218.3%
Income taxes	7,968	(1,001)	896.0%	26,146	7,955	228.7%
Discontinued operations	—	—	0.0%	—	(551)	100.0%

Net earnings (loss)	$4,996	$(1,846)	370.6%	$38,385	$11,769	226.2%

Key ratios
Net interest margin (FTE)	3.10%	2.99%	3.8%	3.05%	3.11%	-1.7%
Net interest spread (FTE)	2.65%	2.75%	-3.7%	2.76%	2.89%	-4.5%
Efficiency ratio	58.57%	74.58%	-21.5%	65.39%	64.94%	0.7%
Return on average assets (annualized for quarter)	0.49%	-0.17%	380.4%	1.20%	0.37%	225.2%
Return on average equity (annualized for quarter)	7.10%	-2.70%	362.7%	18.99%	5.88%	223.0%
Ratio of equity to assets	6.66%	6.19%	7.6%	6.66%	6.19%	7.6%

6

GOLD BANC CORPORATION, INC.
Financial Results Summary as of September 30, 2005
(unaudited)

	As of			As of
	September 30, 2005	September 30, 2004	Percent change	December 31, 2004	Percent change

Assets (in thousands)
Cash and due from banks	$66,609	$75,837	-12.2%	$65,011	2.5%
Federal funds sold and interest-bearing deposits	12,069	90,893	-86.7%	43,286	-72.1%
Investment securities:
Available-for-sale	373,976	539,261	-30.7%	498,763	-25.0%
Held-to-maturity	391,116	424,599	-7.9%	411,802	-5.0%
Trading	4,352	2,329	86.9%	5,456	-20.2%

Total investment securities	769,444	966,189	-20.4%	916,021	-16.0%

Loans	3,025,122	2,914,808	3.8%	2,716,700	11.4%
Allowance for loan losses	(34,222)	(33,751)	1.4%	(32,108)	6.6%

Net loans	2,990,900	2,881,057	3.8%	2,684,592	11.4%

Mortgage loans held-for-sale, net	16,049	6,045	165.5%	5,724	180.4%
Premises and equipment, net	52,974	58,640	-9.7%	51,613	2.6%
Goodwill	29,252	30,484	-4.0%	30,484	-4.0%
Other intangible assets, net	4,773	5,524	-13.6%	5,336	-10.6%
Accrued interest and other assets	48,956	66,160	-26.0%	57,807	-15.3%
Cash surrender value of bank-owned life insurance	85,744	82,139	4.4%	82,992	3.3%
Assets held for sale	—	—	0.0%	387,510	-100.0%

Total assets	$4,076,770	$4,262,968	-4.4%	$4,330,376	-5.9%

Liabilities (in thousands)

Liabilities:
Deposits	$3,021,981	$3,073,433	-1.7%	$2,786,774	8.4%
Securities sold under agreements to repurchase	128,359	154,348	-16.8%	112,205	14.4%
Federal funds purchased and other short-term borrowings	1,896	1,055	79.8%	2,463	-23.0%
Subordinated debt	116,599	116,134	0.4%	116,599	0.0%
Long-term borrowings	495,985	601,796	-17.6%	661,534	-25.0%
Accrued interest and other liabilities	40,321	52,258	-22.8%	30,231	33.4%
Liabilities held for sale	—	—	0.0%	350,186	-100.0%

Total liabilities	3,805,141	3,999,024	-4.8%	4,059,992	-6.3%

Stockholders' equity:
Preferred stock	—	—	0.0%	—	0.0%
Common stock	45,264	44,874	0.9%	45,011	0.6%
Additional paid-in capital	133,470	129,567	3.0%	129,381	3.2%
Retained earnings	179,629	140,247	28.1%	146,360	22.7%
Accumulated other comprehensive income (loss), net	(9,834)	(5,917)	66.2%	(6,007)	63.7%
Unearned compensation	(10,611)	(10,538)	0.7%	(10,072)	5.4%

	337,918	298,233	13.3%	304,673	10.9%

Less treasury stock	(66,289)	(34,289)	93.3%	(34,289)	93.3%

Total equity	271,629	263,944	2.9%	270,384	0.5%

Total liabilities and stockholders' equity	$4,076,770	$4,262,968	-4.4%	$4,330,376	-5.9%

Capital Ratios
Leverage ratio	8.43%	7.70%	9.5%	7.75%	8.8%
Tier 1 risk-based capital ratio	10.04%	9.62%	4.4%	9.32%	7.7%
Total risk-based capital ratio	11.82%	11.54%	2.4%	11.08%	6.7%

7

GOLD BANC CORPORATION, INC.
Financial Results Summary as of September 30, 2005
(unaudited)

	Three months ended			Nine months ended
	September 30, 2005	September 30, 2004	Percent change	September 30, 2005	September 30, 2004	Percent change

Average Assets (in thousands)
Cash and due from banks	$61,683	$65,301	-5.5%	$66,467	$65,236	1.9%
Federal funds sold and interest-bearing deposits	16,988	33,367	-49.1%	41,194	63,896	-35.5%
Investment securities:
Available-for-sale	378,594	607,583	-37.7%	444,889	757,791	-41.3%
Held-to-maturity	394,149	404,329	-2.5%	400,256	263,321	52.0%
Trading	3,016	2,251	34.0%	3,623	3,519	3.0%

Total investment securities	775,759	1,014,163	-23.5%	848,769	1,024,631	-17.2%

Loans	2,984,575	2,877,703	3.7%	3,099,762	2,891,631	7.2%
Allowance for loan losses	(34,075)	(34,497)	-1.2%	(32,973)	(34,461)	-4.3%

Net loans	2,950,500	2,843,206	3.8%	3,066,789	2,857,170	7.3%

Mortgage loans held-for-sale, net	7,667	4,134	85.4%	6,582	4,422	48.8%
Premises and equipment, net	53,581	56,143	-4.6%	55,568	58,336	-4.7%
Goodwill	29,252	30,484	-4.0%	30,006	30,812	-2.6%
Other intangible assets, net	4,897	5,647	-13.3%	5,110	5,864	-12.9%
Accrued interest and other assets	54,999	53,376	3.0%	55,061	51,939	6.0%
Cash surrender value of bank-owned life insurance	85,209	81,565	4.5%	84,281	80,896	4.2%

Total assets	$4,040,535	$4,187,387	-3.5%	$4,259,826	$4,243,201	0.4%

Average Liabilities and Shareholders' Equity (in thousands)
Liabilities:
Deposits	$2,893,557	$2,998,407	-3.5%	$3,091,499	$3,052,450	1.3%
Securities sold under agreements to repurchase	109,238	146,124	-25.2%	120,376	134,230	-10.3%
Federal funds purchased and other short-term borrowings	4,927	(1,612)	405.7%	7,114	(427)	1767.5%
Subordinated debt	116,599	115,751	0.7%	116,599	122,106	-4.5%
Long-term borrowings	592,051	617,248	-4.1%	614,295	634,152	-3.1%
Accrued interest and other liabilities	44,963	40,392	11.3%	39,645	33,240	19.3%

Total liabilities	3,761,335	3,916,310	-4.0%	3,989,527	3,975,752	0.3%

Stockholders' equity:
Preferred stock	—	—	0.0%	—	—	0.0%
Common stock	45,258	44,868	0.9%	45,166	44,765	0.9%
Additional paid-in capital	133,368	132,384	0.7%	131,629	127,126	3.5%
Retained earnings	182,139	147,531	23.5%	163,556	146,720	11.5%
Accumulated other comprehensive income (loss), net	(7,423)	(8,490)	-12.6%	(8,209)	(5,399)	52.0%
Unearned compensation	(11,639)	(10,927)	6.5%	(11,113)	(11,472)	-3.1%

	341,703	305,367	11.9%	321,029	301,738	6.4%

Less treasury stock	(62,503)	(34,289)	82.3%	(50,730)	(34,289)	47.9%

Total equity	279,200	271,078	3.0%	270,299	267,449	1.1%

Total liabilities and stockholders' equity	$4,040,535	$4,187,387	-3.5%	$4,259,826	$4,243,201	0.4%

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GOLD BANC CORPORATION, INC.
Financial Results Summary as of September 30, 2005
(unaudited)

	Three months ended			Nine months ended
	September 30, 2005	September 30, 2004	Percent change	September 30, 2005	September 30, 2004	Percent change

Credit Quality
Net charge-offs (in thousands)	$1,402	$781	79.5%	$2,957	$3,117	-5.1%
Net charge-offs/Average loans (annualized for quarter)	0.19%	0.11%	72.9%	0.13%	0.14%	-8.6%
Allowance for loan losses (in thousands)	$(34,222)	$(33,751)	1.4%	$(34,222)	$(33,751)	1.4%
Allowance for loan losses/Total loans	1.13%	1.16%	-2.5%	1.13%	1.16%	-2.5%
Non-performing loans (in thousands)	$21,696	$21,957	-1.2%	$21,696	$21,957	-1.2%
Non-performing loans/Total loans	0.72%	0.75%	-3.9%	0.72%	0.75%	-3.9%
Allowance for loan losses/Non-performing loans	157.74%	153.71%	2.6%	157.74%	153.71%	2.6%
Other real estate owned	4,015	11,448	-64.9%	4,015	11,448	-64.9%

Margin Analysis (fully tax equivalent)
Assets
Loans, gross	6.79%	5.68%	19.5%	6.49%	5.56%	16.8%
Investment securities-taxable	3.48%	3.89%	-10.8%	3.70%	3.67%	0.6%
Investment securities-nontaxable	3.72%	3.44%	7.9%	3.58%	9.84%	-63.6%
Other earning assets	9.33%	2.73%	242.3%	3.47%	10.16%	-65.8%

Total earning assets	6.13%	5.17%	18.6%	5.86%	5.28%	11.0%

Liabilities and Stockholders' Equity
Savings deposits and interest-bearing checking	2.33%	1.06%	120.1%	2.02%	0.98%	106.0%
Time Deposits	3.39%	2.64%	28.7%	3.13%	2.62%	19.8%
Short-term borrowings	1.78%	1.10%	61.9%	1.51%	1.10%	37.9%
Long-term borrowings	5.84%	3.68%	58.5%	4.74%	3.66%	29.6%

Total interest-bearing liabilities	3.48%	2.42%	43.9%	3.10%	2.39%	29.6%

Net interest spread	2.65%	2.75%	-3.7%	2.76%	2.89%	-4.5%

Net interest margin	3.10%	2.99%	3.8%	3.05%	3.11%	-1.7%

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